UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 26, 2006

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 -- Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release January 26, 2006

Robert F. Baronner Jr. President and CEO of Potomac Bancshares announced the following unaudited financial results for 2005.

The company's net income for the year ended December 31, 2005 was $3.664 million, which is a $0.574 million or an 18.6% increase over net income of $3.090 million for the year ended December 31, 2004. Diluted earnings per share were $1.07 and $0.91 for 2005 and 2004, respectively, which is an increase of $0.16 per share or 17.6% in 2005 over 2004.

The company's net income for the quarter ended December 31, 2005 was $799 thousand, which is a decrease of 3.2% from net income of $825 thousand for the quarter ended December 31, 2004. Diluted earnings per share were $0.23 and $0.24, respectively. It should be noted that during the fourth quarter, the company's net income was negatively affected by the one time sale of some $13.0 million in Federal agency securities that had an average coupon yield of 2.6%. This sale impacted after tax net income negatively by some $243 thousand or approximately seven cents per diluted share for the quarter. It should be noted that the proceeds of this sale were re-invested in new Federal agency securities with an average coupon yield of 4.9% which going forward, will favorably impact income.

Total assets of the company at December 31, 2005 were $277.327 million, which is an increase of $28.791 million or 11.6% from total assets at December 31, 2004 of $248.536 million. It also represents an increase of $1.629 million or 0.6% from total assets of $275.698 million at September 30, 2005. Loans, net of reserve, at December 31, 2005 were $208.274, which is an increase of $31.235 million or 17.6% from loans, net of reserve, of $177.039 million at December 31, 2004. During the quarter loans net of reserve increased $1.185 million or 0.6% from loans, net of reserve, of $207.089 million at September 30, 2005. Deposits including the bank's commercial cash management account at December 31, 2005 were $249.437 million, which is an increase of $37.138 million or 17.5% from balances of $212.299 million at December 31, 2004. It also represents an increase of $2.604 million or 1.1% from deposits and commercial cash management account totals of $246.833 million at September 30, 2005. Book value per share was $7.38 at December 31, 2005, which is an increase of $0.67 or 10% from book value of $6.71 per share at December 31, 2004.

In conjunction with this performance, a dividend of $0.09 per share will be paid on March 1, 2006 to all shareholders of record as of February 15, 2006. This represents the twelfth consecutive increase in the dividend since the company began paying them on a quarterly basis in 2003. The company's total dividend was $0.34 per share for 2005 as compared to $0.30 per share for 2004.

Potomac Bancshares Inc. is a public company trading under the ticker symbol PTBS.OB. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town West Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

January 26, 2006